                                                                  EXHIBIT (c)(4)

                                                      Guides for the journey/sm/
Technology Investment Banking


                                                                     Minneapolis
                                                                      Menlo Park
                                                                         Seattle
                                                                          Boston
                                                                         Chicago
                                                                   San Francisco
                                                                     Los Angeles
                                                                        New York
                                                                          London
Project Beach                                                             Geneva
Presentation to the Board of Directors                                  Tel Aviv


August 10, 2001

                                                 [US BANCORP PIPER JAFFRAY LOGO]

Table of Contents



Overview of Transaction                                    1

Market Overview                                            2

Summary of Analyses                                        3
 .  Summary
 .  Capital Challenges Facing Beach
 .  Beach Liquidation Analysis
 .  Comparable Public Company Analysis
 .  Comparable Transaction Analysis
 .  Premium Analysis

Appendices
----------
Historical & Projected Financial Information               A



Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

                            Overview of Transaction

Overview of Transaction

Company Background - Beach

 . Beach (the "Company"), headquartered in Aliso Viejo, California, is a multi-category Internet superstore that offers a broad selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance products, consumer electronics, sporting goods, office products and supplies, and wireless products and services. Beach employs a virtual operating model by outsourcing the majority of its operating infrastructure to third party providers, including distribution and fulfillment, customer support, credit card processing and the hosting of its system infrastructure and database servers.

 . Beach completed its initial public offering in February of 2000 and reached a peak closing stock price of $27.50. Throughout 2000, Beach focused significant efforts and financial resources on sales and marketing activities to build its brand, increase customer traffic to its Web site and enhance its customer loyalty. The Company also committed significant financial resources to the development of its Web site, transaction processing systems and network infrastructure.

 . In early 2001, Beach initiated a restructuring of its business and implemented a new operating plan designed to accelerate the Company's ability to achieve positive operating cash flow. As part of the plan, Beach significantly reduced the size of its workforce and made further expense reductions for the business in the areas of marketing and advertising, product development and general and administrative. Beach also refined its gross margin strategy and increased prices on many of its products. However, the Company has continued to incur operating losses and negative cash flows.

 . According to Beach Management, the Company has experienced substantial challenges in obtaining the capital required to continue to operate its business and has restricted access to credit facilities and other forms of funding.

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Overview of Transaction

Company Background - Dolphin / SurfBoard

 . Dolphin is a new corporation incorporated for the purpose of acquiring the Company and controlled by SurfBoard. SurfBoard is the founder of Beach and a significant stockholder, owning approximately 44% of the fully diluted shares of Beach. He served as President of the Company until December 1998, as Chief Executive Officer from October 1996 until March 1999, and as a director until September 1999. SurfBoard was responsible for conceiving, developing and implementing the Company's virtual operating business model. In addition, SurfBoard was involved in the creation, development and implementation of the Company's corporate image and advertising strategy. SurfBoard most recently created his fourth company, TT, a technology incubator.

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Overview of Transaction

Transaction Background

 . U.S. Bancorp Piper Jaffray was engaged on April 20, 2001, to act as financial advisor to the Special Committee of the Board of Directors of Beach, concerning the potential acquisition of the Company

 . During the sale process conducted by U.S. Bancorp Piper Jaffray and the Company, 26 different potential acquirors were contacted regarding their interest in an acquisition of the Company

 .  Of potential acquirors contacted:

   -  18 passed on the opportunity prior to signing a confidentiality agreement

   - 8 signed confidentiality agreements and conducted various levels of due diligence

   - 8 received requests for indications of interest in an acquisition of the company

   -  4 submitted a written indication of interest

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Overview of Transaction

Transaction Structure

 .  Consideration

   - $0.17 in cash (the "Merger Consideration") for each outstanding share of Beach Common Stock

   - Holders of Beach stock options and warrants shall receive, upon exercise and payment of the exercise price or the purchase price, an amount in cash equal to the Merger Consideration; out-of-the-money options and warrants shall be cancelled

   - $23,627,058 implied equity value assuming 138,982,694 fully-diluted shares of Beach common stock outstanding (using the treasury stock method)

 .  Structure

   - The acquisition of Beach by Dolphin will be accomplished through a reverse triangular merger (the "Merger") of a wholly-owned subsidiary of Dolphin with and into Beach, with Beach being the surviving corporation

   -  The Merger will be accounted for under the purchase accounting method

 .  Timing

   - After execution of the merger agreement (the "Merger Agreement"), the Company will promptly file with SEC a proxy statement relating to obtaining stockholder approval of the Merger. The Company and Dolphin also will promptly file with the SEC a Statement on Schedule 13E-3

   - The Company will call and hold a meeting of stockholders as soon as practicable

   - The Merger is to close no later than two business days following approval of the Merger by stockholders and all the conditions to close are satisfied

   - The Merger Agreement may be terminated if the Merger has not occurred by November 30, 2001

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Overview of Transaction

 .  Other

   - Dolphin will post standby letters of credit for the benefit of trade vendors of Beach in an amount not to exceed $5,000,000

   - Dolphin will provide a revolving line of credit to Beach in the amount of $4,000,000

   - Dolphin will deposit approximately $2,800,000 of the aggregate Merger Consideration into escrow pending the closing of the Merger or termination of the Merger Agreement

   - The Merger Agreement contains a non-solicitation clause with regard to other potential acquirors (subject to fiduciary out)

   - The Merger Agreement contains a termination fee equal to expenses incurred by Dolphin in connection with the Merger up to a maximum of $750,000

   - Upon termination of the Merger Agreement, in certain circumstances Beach would also be required to immediately post cash collateral for the Letters of Credit and immediately repay the Line of Credit and certain commitment fees

   - Beach will use its best efforts to consummate a Voting Agreement between the Company, SoftBank American, Inc., and certain of its affiliates

   - The Merger Agreement also contains other representations and warranties (which do not survive the closing of the Merger) and conditions to closing

   - At the closing of the Merger, SurfBoard, Dolphin and Beach will enter into mutual general releases of claims

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

                                Market Overview

Market Overview - Beach
Stock Summary
($ in 000's, except per share data)

                                                                        Beach
Stock Price (as of 8/10/01)
  -- Last Close                                                         $0.17
  -- High                                                               $0.17
  -- Low                                                                $0.15
  -- 10 Trading Day Average                                             $0.18
  -- 20 Trading Day Average                                             $0.22
  -- 30 Trading Day Average                                             $0.25
  -- 60 Trading Day Average                                             $0.29
  -- 90 Trading Day Average                                             $0.32
  -- 180 Trading Day Average                                            $0.49
 In the 52 week period ending 8/10/01, the stock has traded at:
  -- A Low Of                                                           $0.15
  -- A High Of                                                          $4.69
  -- % of 52-Week High                                                    3.6%
  -- An Average Daily Volume Of (in 000s)                                 425
 Summary Capitalization:
  Fully Diluted Shares Outstanding (1)                                137,923
  Last Close                                                            $0.17
                                                                     --------
  Market Capitalization                                               $23,447
                                                                     --------
                                            Less: Cash (2)            $14,474
                                            Plus: Debt (2)               $451
  Company Value                                                        $9,424
                                                                     ========
 Financial Summary:
  LTM Revenue                                                        $606,320
  LTM Gross Profit                                                    $51,607
  LTM EPS (3)                                                          ($0.48)
  Most Recent Book Value                                              $33,849
 Multiples Summary:
  Company Value / LTM Revenue                                            0.02x
  Company Value / LTM Gross Profit                                       0.18x
  P/E                                                                     NEG
  Price / Book                                                           0.69x

(1) Shares per Beach Management; calculated using treasury stock method and exclude restricted stock reserved.
(2) Balance sheet information for latest quarter ended June 30, 2001; per Beach Management.
(3) LTM EPS excludes amortization of goodwill, amortization of deferred compensation and one-time charges.

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview - Beach

LTM Price/Volume Performance Since August 11, 2000

Volume                                                                                                                        Stock
(000s)                                                                                                                        Price
                                                                                                                              $5.00
                                                                                                                              $4.50
4,000                                                                                                                         $4.00
3,500                                                                                                                         $3.50
3,000                                             [GRAPH APPEARS HERE]                                                        $3.00
2,500                                                                                                                         $2.50
2,000                                                                                                                         $2.00
1,500                                                                                                                         $1.50
1,000                                                                                                                         $1.00
  500                                                                                                                         $0.50
    0                                                                                                                         $0.00
     ------------------------------------------------------------------------------------------------------------------------
     8/11/00   9/11/00   10/09/00   11/06/00  12/05/00  1/04/01  2/02/01  3/05/01  4/02/01  5/01/01  5/30/01  6/27/01 7/26/01

                                                               Date

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview - Beach
LTM Weighted Average Stock Price *

The Weighted Average Stock Price Over the Last Week is $0.17
The Weighted Average Stock Price Over the Last Month is $0.19
The Weighted Average Stock Price Year-to-Date is $0.47
The Weighted Average Stock Price Over the Last 12-Months is $1.14

25%
23%
20%
18%
15%                                                     [GRAPH APPEARS HERE]
13%
10%
 8%
 5%
 3%
 0%
   --------------------------------------------------------------------------------------------------------------------------------
   $0.01-$0.25  $0.26-$0.50  $0.51-$0.75  $0.76-$1.00  $1.01-$1.50  $1.51-$2.00  $2.01-$2.50  $2.51-$3.00  $3.01-$3.50  $3.51-$4.00

* Data between 8/11/00 and 8/10/01

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview - Beach

Relative Price Chart - Since IPO

120
100
 80                        [GRAPH APPEARS HERE]
 60
 40
 20
  0
  ------------------------------------------------------------------------------
  2/08/00   3/14/00   4/17/00   5/22/00   6/26/00   7/31/00   9/01/00   10/06/00

                                     Date

Price = 100 on 2/08/00        Nasdaq-56%        Beach Comps-97%        Beach-99%

                                     Date

          Beach          Beach Comparable Companies*          Nasdaq

* Includes ASFD, BYND, BFLY, EGGS, IPT, MIGS and VSTY.

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview - Beach
Beach Institutional Holdings and Money Flow

Total Shares Outstanding (1) (2)                                        136,845,272
"In-the-Money Options" Outstanding (1)                                    1,145,312

SurfBoard                                                                60,296,274
SOFTBANK (1)                                                             38,295,281
Other Insider Holdings (1)                                               11,012,976
Institutional Holdings (3)                                                1,299,859
Implied Retail Holdings                                                  25,940,882

*%  Ownership is calculated using shares outstanding.
(4) Total Institutional period over period net outflow of -130,351 shares; represents 29 institutions. Average price over three month filing period was $0.67.

Institutional Holdings       1%
Other Insider Holdings       8%
Implied Retail Holdings     19%
SOFTBANK                    28%
SurfBoard                   44%

Institutional Holdings                             Filing Date  Current Holdings  Prior Holdings   Change in
                                                                                                  Holdings (4)
Vanguard Group                                        03/31/01           397,400         400,400       -3,000
Mellon Bank Na                                        03/31/01           135,500         141,300       -5,800
Goldman Sachs & Company                               03/31/01           133,978               0      133,978
Hsbc Holdings Plc                                     03/31/01           102,000         102,000            0
Northern Trust Company                                03/31/01            95,332          94,732          600
Merrill Lynch & Co Inc                                03/31/01            69,168          45,585       23,583
College Retire Equities                               03/31/01            68,316          87,100      -18,784
California Public Emp Ret Sys                         03/31/01            63,200          63,200            0
Citigroup Inc                                         03/31/01            63,149          66,300       -3,151
Barclays Bank Plc                                     03/31/01            60,636          75,295      -14,659
Taunus Corporation                                    03/31/01            46,900          47,434         -534
Segall Bryant&Hamill Inv Couns                        03/31/01            17,500          17,500            0
Mcdonald Investments, Inc.                            03/31/01            14,072          14,072            0
Cramer Rosenthal Mcglynn, Llc                         03/31/01            10,000          10,000            0
Florida State Board Of Admin.                         03/31/01             7,650           7,650            0
American General Corporation                          03/31/01             3,890           2,050        1,840
United States Trust Co Of Ny                          03/31/01             3,200           3,200            0
Bear, Stearns & Co. Inc.                              03/31/01             2,700           5,602       -2,902
Legg Mason Inc                                        03/31/01             2,200           2,200            0
Fleet Boston Corporation                              03/31/01             1,000               0        1,000
Teachers Advr Inc                                     03/31/01             1,000               0        1,000
Manufacturers Adviser Cp                              03/31/01               400             400            0
American Exp Financial Advr                           03/31/01               368             368            0
Loring Wolcott&Coolidge Fiduci                        03/31/01               200             200            0
Wells Fargo Bank, N.A.                                03/31/01               100          50,815      -50,715
Credit Suisse First Boston Cor                        03/31/01                 0         111,440     -111,440
Jp Morgan Chase & Co                                  03/31/01                 0          12,559      -12,559
Water Str Capital, Inc.                               03/31/01                 0          15,000      -15,000
World Asset Management                                03/31/01                 0          53,808      -53,808

(1) Per Beach Management.
(2) Excludes 1.1 million shares of restricted stock reserved.
(3) Per Shareworld.

Project Beach                          13        [US BANCORP PIPER JAFFRAY LOGO]

Market Overview - Beach
Beach Institutional Quarterly Holdings Since IPO (ranked by current holdings)*

Institution                                      Q1 2000          Q2 2000         Q3 2000        Q4 2000          Q1 2001
Vanguard Group                                        365,000         397,400        400,400         400,400           397,400
Mellon Private Asset Mgmt                              45,168         133,445        135,000         141,300           135,500
Goldman Sachs & Company                                     0               0              0               0           133,978
HSBC Holdings Plc                                     346,300         346,300        346,300         102,000           102,000
Northern Trust Company                                 40,009          62,599         75,872          94,732            95,332
Merrill Lynch Capital Markets                             102         115,311         99,440          45,585            69,168
College Retire Equities                                     0          13,000         87,900          87,100            68,316
California Public Employees Re                        150,000         146,600        146,600          63,200            63,200
Citigroup Investments Inc.                             20,671          31,776         58,790          66,300            63,149
Barclays Bank Plc                                     216,150         220,107        270,443          75,295            60,636
Taunus Corporation                                     44,810          59,810         64,910          47,434            46,900
Segall, Bryant & Hamill Invest                         17,500          17,500         17,500          17,500            17,500
Mcdonald Investments, Inc.                                  0               0              0          14,072            14,072
Cramer Rosenthal Mcglynn, Llc                               0               0         10,000          10,000            10,000
Florida State Board Of Admin.                               0               0          7,650           7,650             7,650
American General Corporation                                0               0          2,050           2,050             3,890
United States Trust Company Of                          3,400           3,200          3,200           3,200             3,200
Bear, Stearns & Co. Inc.                                5,600           6,533          5,055           5,602             2,700
Legg Mason Inc                                          3,550           1,200          1,700           2,200             2,200
Teachers Advr Inc                                           0               0            500               0             1,000
Fleet Boston Corporation                                  200             200            200               0             1,000
Manufacturers Adviser Cp                                    0             400            400             400               400
American Express Finl Advr                                368             368            368             368               368
Loring, Wolcott & Coolidge Fid                            200             200            200             200               200
Wells Fargo Bank, N.A.                                      0             300            300          50,815               100
Axa Financial, Inc.                                   132,862         130,815        251,125               0                 0
State Str Corporation                                  44,563          60,000        100,223               0                 0
Zweig/Glaser Advisers Inc.                                  0               0         68,800               0                 0
World Asset Management                                 45,000          57,400         53,308          53,808                 0
Bowman Capital Mgmt L.L.C.                            189,100         269,700         46,300               0                 0
Pequot Capital Management Inc.                         25,000          25,000         25,000               0                 0
Prudential Securities Inc.                                  0               0         20,800               0                 0
Munder Capital Management                              11,280          20,705         20,594               0                 0
Water Str Capital, Inc.                                20,000          15,000         15,000          15,000                 0
Spear, Leeds & Kellogg                                      0          23,733         13,129               0                 0
Chase Manhattan Corp                                        0               0         11,350               0                 0
Allied Irish Banks Plc                                      0           1,000          1,000               0                 0
Commerce Bancshares Inc                                   300             300            300               0                 0
Credit Suisse First Boston Cor                              0          20,964              0         111,440                 0
JP Morgan Chase & Co                                        0               0              0          12,559                 0
Bank Of New York                                       28,100          10,100              0               0                 0
Barrow, Hanley, Mewhinney & St                         41,100          41,100              0               0                 0
Bramwell Capital Mgmt, Inc.                             2,000               0              0               0                 0
C. Blair Asset Management, L.P                              0          53,400              0               0                 0
Charles Schwab Investment Mgmt                          3,100           3,100              0               0                 0
Deltec Asset Management Corp.                           2,000               0              0               0                 0
Denver Investment Advr Llc                             20,300               0              0               0                 0
Disciplined Investment Advisor                            500               0              0               0                 0
Fidelity Mgmt & Research Co                             1,500               0              0               0                 0
Firstar Investment Research &                           1,493             993              0               0                 0
Frost National Bank                                        50               0              0               0                 0
Jlf Asset Mgmt Llc                                     45,000               0              0               0                 0
Lord, Abbett & Company                                 90,400               0              0               0                 0
MSDW & Company                                              0          23,368              0               0                 0
Nomura Securities Co., Ltd.                                 0             388              0               0                 0
Phoenix/Zweig Advisers Llc                                  0               0              0               0                 0
UBS Warburg Llc                                             0          12,750              0               0                 0
Zimmer Lucas Partners, Llc                             10,000          10,000              0               0                 0

Total Holdings                                      1,972,676       2,336,065      2,361,707       1,430,210         1,299,859

* Per Shareworld for period ended March 31, 2001

Project Beach                           14       [US BANCORP PIPER JAFFRAY LOGO]

Market Overview
Internet Company Shutdown Data*

[GRAPHIC]


 Month       # Shutdowns
-------------------------
Jul-01           32
Jun-01           58
May-01           60
Apr-01           58
Mar-01           44
Feb-01           60
Jan-01           55
Dec-00           49
Nov-00           50
Oct-00           36
Sep-00           22
Aug-00           10
Jul-00           20
Jun-00           17
May-00           13
Apr-00            1
Mar-00            2
Feb-00            2
Jan-00            1

* Data shows Internet company shutdowns or declared bankruptcies since January of 2000; per Webmergers.

Project Beach                           15       [US BANCORP PIPER JAFFRAY LOGO]

Market Overview
Recent e-Tailer Liquidations

Webvan Group
--------------------------------------------------------------------------------
6/29/01: Webvan Group, Inc. announced today that its shareholders have approved an amendment to the company's Certificate of Incorporation to effect a one-to-twenty-five reverse stock split of the outstanding shares of Webvan's common stock. The company also announced that it has received a formal decision from the Nasdaq Listing Panel that Webvan will have until July 23 to implement the reverse stock split. In the interim, the stock will continue to be listed on Nasdaq.

7/6/01: "Online grocer Webvan will hold it third assets auction early next month, selling off US$30 million worth of equipment used to service the Atlanta, Georgia market it departed earlier this year."

7/9/01: "Webvan Group, Inc. announced today that it has ceased operations in all markets and that it intends to file for protection under Chapter 11 of the U.S. Bankruptcy Code. According to papers filed in the U.S. Bankruptcy Court in Delaware, where the Foster City, California-based company is incorporated, Webvan listed assets with a book value of $1.2 billion and debts of $106 million. However, the assets include $734 million in goodwill and other intangibles, court papers say. Webvan, which was quoted on the Nasdaq exchange, has acknowledged that for the past several months it has been fighting for survival as its cash reserves ran low and operating costs proved higher than planned." Robert Swan, the CEO, stated the company would "sell our assets in an orderly manner rather than continuing to operate with high losses and decreasing cash."
--------------------------------------------------------------------------------

VitaGo
--------------------------------------------------------------------------------
6/19/01: "VitaGo, which sold health products online, ceased operations. The company had plenty of funds to continue operations, but it was becoming increasingly difficult to receive additional financing due to the competitive market VitaGo operated within. VitaGo had managed to retain 150,000 customers in the German market alone, but according to Mr. Lee, a partner with one of its venture capital backers, the company would have only been able to continue operation for an additional year without further funding from additional investors."
--------------------------------------------------------------------------------

Luxlock.com
--------------------------------------------------------------------------------
5/18/01: "Luxlook.com, an online retailer of fashion accessories, said the company would be shutting down effective May 31, 2001. The company cited slower that expected sales growth and a difficult capital market as the causes of its closing."
--------------------------------------------------------------------------------
Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview
Recent e-Tailer Liquidations

Garden.com
--------------------------------------------------------------------------------
11/15/00: "Garden.com (Nasdaq: GDEN), an online retailer of gardening products, announced that it would begin a phase shut-down of its retail operations and the sale of its consumer business assets, including product inventory, URLs, content, photo library, its popular online gardening tools such as Landscape Planner and Plant Finder, as well as other intellectual property."

12/1/00: "Garden.com shut down its web site and ceased the operation of its commerce business."

1/17/01: "Walmart.com acquired the content and brand assets of Garden.com, including its editorial, interactive and film content, for $4.4 million."
--------------------------------------------------------------------------------

Musicmaker.com
--------------------------------------------------------------------------------
1/3/01: "Musicmaker.com (Nasdaq HITS), a provider of custom music CDs on the Internet and of digital downloadable music, announced its intent to liquidate and dissolve the Company to return the greatest value to the shareholders. The board considered that the music industry and e-commerce in general are in a period of rapid change and uncertainty; the potential for growth and availability of financing in this environment is extremely limited; the Company's inability, despite significant efforts, to identify a buyer or strategic partner willing to offer greater value than that expected to be derived from liquidation; and the Company's stock has traded well below the net asset value of its shares." On February 15, "the board approved a cash distribution to its common shareholders in the amount of $3.00 per share ($9.9 million). The Company is currently considering distribution and operation alternatives."

5/30/01: "Musicmaker.com's assets will be up on the virtual auction block next month. When the company announced it would liquidate its assets in January, company officials said its assets were worth about $32 million plus its equipment."
--------------------------------------------------------------------------------

StoreRunner Network
--------------------------------------------------------------------------------
2/23/01: "StoreRunner Network, an Internet commerce infrastructure company that operates the online shopping portal StoreRunner.com, filed for Chapter 11 bankruptcy in what the company described as a 'voluntary petition for reorganization to prevent risking assets valued at over $60 million dollars'."
--------------------------------------------------------------------------------

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview
Recent e-Tailer Liquidations

eToys
--------------------------------------------------------------------------------
12/15/00: "eToys (Nasdaq: ETYS), an Internet retailer for children's products, announced that it has engaged Goldman, Sachs & Co. as its financial advisor to explore strategic alternatives for the company, which may include a merger, asset sale, investment in the company or another comparable transaction or a financial restructuring."

1/4/01: "the Company announced it provided job elimination notices today to roughly 700 of its approximately 1,000 eToys and BabyCenter employees. The company also announced plans to cease warehouse operations in Commerce, Calif. and Greensboro, N.C., close its United Kingdom Web site and close its European business."

3/2/01: "Johnson & Johnson acquired BabyCenter Inc, a provider of online baby products and retail services, from eToys Inc, for $10.0 million in cash."

3/7/01: "the Company announced that it filed for chapter 11. As previously announced, the company said its decision to take this action was based on the results to date of its efforts to pursue strategic alternatives and its conclusion that, under any scenario, its outstanding liabilities, which totaled approximately $274.0 million as of January 31, 2001, will substantially exceed the value of any proceeds or assets that may be received in a strategic transaction."

4/26/01: "KB Toys purchased nearly all of eToy's inventory as part of a bankruptcy proceeding for approximately $5.4 million."

5/17/01: "KB Toys, the nation's largest combined mall-based and online specialty toy retailer, announced it has successfully bid approximately $3.35 million for eToys' trade names, logos, URLs and trademarks."
--------------------------------------------------------------------------------

Project Beach                                    [US BANCORP PIPER JAFFRAY LOGO]

Market Overview
Recent e-Tailer Liquidations

Pets.com
--------------------------------------------------------------------------------
11/7/00: "Pets.com (Nasdaq:IPET), an online pet retailer, announced that it will begin the orderly wind down of its operations. The company plans to sell the majority of its assets, including inventory, distribution center equipment, URLs, content and its Sock Puppet brand icon and other intellectual property. The announcement came after a lengthy and exhaustive effort to both raise capital, dating back to early summer, or more recently, to sell the company outright. Merrill Lynch was engaged to assist the company in its efforts and assisted in contacting more than 50 domestic and international strategic and financial prospects on its behalf. The company worked to maximize business efficiencies and eliminate as many operating expenses as was prudent to conserve cash and to provide more time to examine all options. In the end, however, the result of these efforts was insufficient as no party was prepared to provide capital or acquire the company."

1/16/01: "the Company's shareholders approved the Plan of Complete Liquidation and Dissolution."
--------------------------------------------------------------------------------

MotherNature.com
--------------------------------------------------------------------------------
11/7/00: "MotherNature.com, Inc. (Nasdaq:MTHR), an online retailer of vitamins, supplements, minerals, and other natural and healthy living products, announced its Board's vote to liquidate and dissolve the Company," after considering an offer from Sitestar of $0.75 per share. "Over the past several months, the Board had been apprised of the market values of comparable companies and the lack of prospects for MotherNature.com to be financed as a going concern. Further, after significant effort, the Company had not been successful in identifying a buyer or strategic alliance partner acceptable to the Company."

11/30/00: "The Company announced that its shareholders approved the Plan of Complete Liquidation and Dissoluton of the Company."

12/18/00: "The Company announced that it expected the initial distribution to be approximately $0.85 per share ($13.4 million)."
--------------------------------------------------------------------------------

                              Summary of Analyses

Summary of Analyses
Aggregate Consideration

in 000's except per share data

Consideration
Beach's Fully Diluted Shares Outstanding(1)                        138,983
Offer Price per Beach Share in Cash                                  $0.17
Equity Value                                                       $23,627
           Plus: Debt(2)                                              $451
           Less: Cash and Short-Term Investments(2)                $14,474
Company value                                                       $9,604

Fiscal Year Ending December 31,

Financial Summary
                                                Actual                                  Projected (3)
                          ---------------------------------------------------  ------------------------------
                           1999 A     2000 A    Q1 '01 A  Q2 '01 A    LTM (2)  Q3 '01 P   Q4 '01 P    2001 P
                           ------     ------    --------  --------    -------  --------   --------    ------
Net Revenue               $596,848   $787,670   $124,601   $94,864   $606,320   $95,044   $109,820   $424,328
Gross Profit                (6,847)    46,693     14,401    11,143     51,607    10,562     12,854     48,959
EBITDA                    (104,373)   (99,447)    (9,687)   (4,175)   (63,624)   (5,534)    (4,121)   (23,517)
Net Income (4)            (107,487)  (117,359)   (10,358)   (5,159)   (74,091)   (6,708)    (5,327)   (27,552)

(1) Fully Diluted Shares calculated using treasury stock method at $0.17 per share; shares and options per Beach Management, include shares owned by SurfBoard and assume acceleration of the restricted stock reserved.
(2) As of June 30, 2001, per Beach Management.
(3) Per Beach Management.
(4) Excludes restructuring, amortization of deferred compensation and amortization of goodwill.

Project Beach                        21          [US BANCORP PIPER JAFFRAY LOGO]

Summary of Analyses
Beach EBITDA Analysis by Quarter Since IPO
$ in Millions

                                   [GRAPHIC]

Mar-00       ($26.3)
Jun-00       ($23.4)
Sep-00       ($22.3)
Dec-00       ($27.5)
Mar-01       ($ 9.7)
Jun-01       ($ 4.2)
Sep-01*      ($ 5.5)
Dec-01*      ($ 4.1)

*Projected EBITDA per Beach Management.

Project Beach                       22           [US BANCORP PIPER JAFFRAY LOGO]

Summary of Analyses
Beach Cash Balance by Quarter Since IPO
$ in Millions

                                   [GRAPHIC]

Beach reaches negative Unrestricted
Cash balance during 3rd Quarter of 2001

Mar-00       $144.5
Jun-00       $118.4
Sep-00       $ 86.4
Dec-00       $ 43.3
Mar-01       $ 13.7
Jun-01       $ 12.4
Sep-01*       ($3.5)
Dec-01*      ($12.0)

*Projected balance per Beach Management.

Project Beach                       23           [US BANCORP PIPER JAFFRAY LOGO]

Summary of Analyses
Beach Liquidation Analysis

                                   [GRAPHIC]

Liquidation Value Low (1)         ($0.02)
Liquidation Value High (1)         $0.13
Offer Price                        $0.17

(1) Per Beach Management estimates.

Project Beach                          24        [US BANCORP PIPER JAFFRAY LOGO]

Summary of Analyses

-----------------------------------------------------------------------------------------
Comparable Public Company Analysis                     Comparable Public Companies [7]
-----------------------------------------------------------------------------------------
                                         Beach @ $0.17    Low     Mean    Median    High
-----------------------------------------------------------------------------------------
Company Value / LTM Revenue (1)              0.02x      -0.57x    0.03x   0.12x     0.26x
Company Value / LTM Gross profit (1)         0.19x      -2.08x    0.46x   0.45x     2.69x
Equity Value / Book Value (1)                0.70x      -1.72x    0.15x   0.27x     1.11x
Equity Value ($mil)                           $24         $2       $6      $6        $12
Company Value ($mil)                          $10       ($10)      $3      $2        $19
YTD Average Daily Trading Volume (000s)       425         33      115      79        280
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Comparable Transaction Analysis                            Comparable Transactions[14]
-----------------------------------------------------------------------------------------
                                         Beach @ $0.17    Low     Mean    Median    High
-----------------------------------------------------------------------------------------
Company Value / LTM Revenue (1)              0.02x      -0.10x    0.67x   0.31x     5.03x
Company Value / LTM Gross profit (1)         0.19x      -0.43x    2.19x   1.13x    14.52x
Equity Value / Book Value (1)                0.70x      -2.25x    3.85x   0.60x    22.39x
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Premium Analysis                                           Comparable Transactions [14]
-----------------------------------------------------------------------------------------
                                         Beach @ $0.17    Low     Mean    Median    High
-----------------------------------------------------------------------------------------
1-Day Premium                                0.0%       -77.1%    26.8%   16.0%    160.6%
1-Week Premium                               6.3%       -71.4%    40.4%   20.5%    147.3%
1-Month Premium                            -41.4%       -42.8%    36.1%   17.8%    101.7%
-----------------------------------------------------------------------------------------

(1) Values for Beach as of June 30, 2001; per Beach Management.

Project Beach                       25           [US BANCORP PIPER JAFFRAY LOGO]

                        Capital Challenges Facing Beach

Capital Challenges Facing Beach

 . As of Beach's June 30, 2001, Balance Sheet, the Company had $12.4M of unrestricted cash and $2.1M of restricted cash.

 . Beach Management's internal estimates indicate continued EBITDA deficits for the foreseeable future.

 . According to Beach Management, Beach's primary vendor relationships are tenuous.

       - Beach's primary credit card processor notified Beach that it would terminate its relationship with the Company effective July 23, 2001. The processor has continued to provide Beach with processing services beyond the July 23, 2001 termination target date. However, on August 3, 2001, the processor notified the Company that they had implemented a fee increase and had begun holding back 5% of daily deposits. The processor has notified the Company that the termination target date has been extended to September 1, 2001, according to Beach Management.

       - Beach's primary supplier currently requires payment terms of 7 days. Beach Management believes that the potential exists for the supplier to reduce payment terms to daily cash settlement as Beach's unrestricted cash balance continues to decrease.

 . According to Beach Management, the Company has experienced substantial challenges in obtaining the capital required to continue to operate its business and has restricted access to credit facilities and other forms of funding.

 . A cash flow analysis, using Beach Management's internal estimates, indicates that Beach would not have enough cash and cash equivalents to continue operations beyond the quarter ending September 2001 without making use of external sources of funds.

 . Beach's common stock has failed to maintain a minimum bid price of $1.00 over 30 consecutive trading days as required by the Nasdaq National Market under Marketplace Rule 4450(a)(5).

 .  Beach is a party to multiple class action shareholder lawsuits.


Project Beach                      27            [US BANCORP PIPER JAFFRAY LOGO]

Capital Challenges Facing Beach
Beach EBITDA Analysis by Quarter Since IPO
$ in Millions

                                   [GRAPHIC]



  $5.0

  $0.0
                                                           ($4.2)            ($4.1)
 ($5.0)
                                                                    ($5.5)
                                                   ($9.7)
($10.0)

($15.0)

($20.0)
                               ($22.3)
                      ($23.4)
($25.0)
             ($26.3)
                                       ($27.5)
($30.0)

($35.0)


             Mar-00   Jun-00   Sep-00   Dec-00   Mar-01   Jun-01   Sep-01*   Dec-01*

*  Projected EBITDA per Beach Management.


Project Beach                      28            [US BANCORP PIPER JAFFRAY LOGO]

Capital Challenges Facing Beach
Beach Cash Balance by Quarter Since IPO
$ in Millions

                                   [GRAPHIC]



$160.0
               $144.5
$140.0                                              Beach reaches negative Unrestricted
                                                  Cash balance during 3rd Quarter of 2001
$120.0
                           $118.4
$100.0
                                     $86.4
 $80.0

 $60.0
                                               $43.3
 $40.0

 $20.0
                                                        $13.7      $12.4
                                                                             ($3.5)
  $0.0
                                                                                       ($12.0)
($20.0)
                Mar-00    Jun-00    Sep-00    Dec-00    Mar-01    Jun-01    Sep-01*    Dec-01*

*  Projected balance per Beach Management.


Project Beach                      29            [US BANCORP PIPER JAFFRAY LOGO]

                          Beach Liquidation Analysis

Beach Liquidation Analysis

Overview

 . The Liquidation Analysis encompasses a review of the book value of Beach's assets and liabilities estimated by Beach Management as of June 30, 2001.

 . These book value estimates are then discounted to reflect various liquidation adjustments, based on internal estimates by Beach Management.

 . The Liquidation Analysis is then further adjusted to reflect termination of leases, cash operating losses, contingencies and other costs associated with wrap-up and liquidation, including salaries, severance, fees and expenses of advisors and D&O insurance, as estimated by Beach Management.

 . U.S. Bancorp Piper Jaffray's review of this analysis makes no assumption and does not consider possible assertions of claims, outcomes or damages arising out of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject.


Project Beach                      31            [US BANCORP PIPER JAFFRAY LOGO]

Beach Liquidation Analysis

                                    [GRAPH]

                           $ Per Share Consideration

 $0.20
                                                                        $0.17
 $0.15
                                                 $0.13
 $0.10

 $0.05
                     ($0.02)
 $0.00

($0.05)
            Liquidation Value Low(1)    Liquidation Value High(1)   Offer Price


(1) Per Beach Management estimates.


Project Beach                      32            [US BANCORP PIPER JAFFRAY LOGO]

Beach Liquidation Analysis *
$ in 000s

                                                                   Book               High                    Low
                                                                  Value        Value    % of Book       Value    % of Book
                                                                  -----        -----    ---------       -----    ---------
 ASSETS
 Cash & Marketable Securities:                                $   14,474   $   14,474         100%  $   14,474         100%

 Accounts Receivable:                                             10,134       10,134         100%       8,907          88%

 Prepaids & Other Current Assets:                                  8,577        3,405          40%         586           7%

 Property & Equipment:                                            12,833        4,551          35%       3,099          24%

 Intangibles:                                                      6,681            -           0%           -           0%

 Other Assets:                                                       111          111         100%         111         100%

 PGA Tour Refund:                                                      -          200           NM         200           NM

 Site/Brand Intangibles:                                               -       10,000           NM         175           NM

 TOTAL ASSETS                                                 $   52,810   $   42,875          81%  $   27,551          52%
                                                              ----------   ----------          --   ----------          --
 LIABILITIES
 Accounts Payable:                                               (11,814)     (11,304)         96%     (11,304)         96%

 Accrued Expenses:                                                (3,251)      (1,629)         50%      (1,629)         50%

 Deferred Revenue:                                                (2,129)      (1,782)         84%      (2,129)        100%

 Restructuring Accrual:                                           (1,316)           -           0%           -           0%

 Capital Obligations:                                               (451)        (451)        100%        (451)        100%

 Minority Interest:                                                    -            -           NM           -           NM

 TOTAL LIABILITIES                                               (18,961)     (15,165)         80%     (15,512)         82%
                                                              ----------   ----------          --   ----------          --

 NET ASSETS                                                   $   33,849   $   27,710          82%  $   12,039          36%
                                                              ==========   ==========          ==   ==========          ==

__________________________________________
 * Per Beach Management estimates

Project Beach                      33            [US BANCORP PIPER JAFFRAY LOGO]

Beach Liquidation Analysis *
$ in 000s

                                                                                           High         Low
                                                                                          Value        Value
                                                                                          -----        -----
NET ASSETS                                                                            $   27,710   $   12,039
                                                                                      ----------   ----------
LEASE BUYOUTS & TERMINATIONS                                                              (2,250)      (3,178)

CASH OPERATING LOSS (JULY AND AUGUST)                                                     (3,750)      (3,750)

COSTS ASSOCIATED WITH WRAP-UP AND LIQUIDATION                                             (3,671)      (7,042)

CONTINGENCY & OTHER                                                                         (500)      (1,500)
                                                                                      ----------   ----------

TOTAL COSTS & OTHER CLAIMS                                                               (10,171)     (15,470)
                                                                                      ----------   ----------

NET LIQUIDATION EQUITY AVAILABLE TO SHAREHOLDERS                                      $   17,539   $   (3,431)
                                                                                      ==========   ==========

FULLY DILUTED SHARES (1)                                                                 138,962      137,905

NET LIQUIDATION EQUITY PER SHARE                                                      $   0.1262   $  (0.0249)
                                                                                      ==========   ==========

(1) Shares calculated using treasury stock method and assume acceleration of the restricted stock reserved.

__________________________________________
* Per Beach Management estimates

Project Beach                      34            [US BANCORP PIPER JAFFRAY LOGO]

                      Comparable Public Company Analysis

Comparable Public Company Analysis
Overview

 . The Comparable Public Company Analysis reviews securities of publicly-traded companies deemed comparable to Beach's business. Share pricing in the public market incorporates a wide range of factors including general economic conditions, interest rates, inflation and investor perceptions.

Selection Process

 . The analysis focused on publicly-traded companies with primary SIC codes of 2521 (Wood Office Furniture), 3652 (Phono Records, Audio Tape, Disk), 5731 (Radio, TV, Consumer Electronic Stores), 5734 (Computer and Computer Software Stores), 5735 (Record and Pre-recorded tape stores), 5941 (Sport Goods Stores, Bike Shops), 5942 (Book Stores), 5961 (Catalog, Mail-Order Houses), 7375 (Information Retrieval Services) and 7389 (Business Services)
 .  Companies with a current market capitalization of less than $50  million
 .  Companies with greater than $ 10 million trailing twelve months Revenue
 .  Companies with negative trailing twelve months EBITDA
 .  Companies which U.S. Bancorp Piper Jaffray deemed similar to Beach
 .  The search yielded 7 companies:

   Ashford.com                iParty

   Beyond.com                 McGlen Internet Group

   Bluefly                    Varsity Group

   Egghead.com

   Project Beach

Project Beach                         36         [US BANCORP PIPER JAFFRAY LOGO]

Comparable Public Company Analysis

Summary

Comparable Public Company Analysis            Comparable Public Companies [7]
--------------------------------------------------------------------------------
                                    Beach @ $0.17   Low    Mean   Median   High
--------------------------------------------------------------------------------
Company Value/LTM Revenue (1)            0.02x     -0.57x  0.03x  0.12x    0.26x
Company Value/LTM Gross Profit (1)       0.19x     -2.08x  0.46x  0.45x    2.69x
Equity Value/Book Value (1)              0.70x     -1.72x  0.15x  0.27x    1.11x
Equity Value ($mil)                       $24        $2      $6     $6      $12
Company Value ($mil)                      $10       ($10)    $3     $2      $19
YTD Average Daily Trading Volume (000s)   425        33     115     79      280
--------------------------------------------------------------------------------

(1) Values for Beach as of June 30, 2001; per Beach Management.

Project Beach                         37         [US BANCORP PIPER JAFFRAY LOGO]

Comparable Public Company Analysis
$ in Millions except per share

                                                                                                        8/10/01
                                      Latest Twelve Months ("LTM") Data(1)      Fully   Average          Stock
                                    LTM                   GROSS         EBITDA Diluted  Daily  Stock   Price as     52 Week
Ticker                            Quarter         Gross   Margin        Margin Equity   Volume Price   a % of 52   Price Range
Symbol     Company                 Date  Revenues Profit   (%)   EBITDA  (%)   Value(2) (000s) 8/10/01  Week High  Low     High
------------------------------------------------------------------------------------------------------------------------------------

Comparable Group
----------------

asfd    Ashford.com Inc             6/01  $66.2   $10.4  15.7%  ($36.3)   NM    $7        200    $0.13    2.9%    $0.13 - $4.44
byndd   Beyond.com Corp             6/01  $97.1   $11.1  11.5%  ($24.6)   NM    $5         33    $1.40    5.1%    $1.45 - $27.19
bfly    Bluefly Inc                 6/01  $19.1   $5.0   26.1%  ($16.9)   NM    $9         39    $1.00   21.1%    $0.38 - $4.75
eggs    Egghead.com Inc             3/01  $412.1  $37.8  9.2%   ($34.2)   NM    $12       280    $0.28    6.7%    $0.26 - $4.19
ipt     iParty Corp                 3/01  $27.4   $10.1  36.7%  ($11.8)   NM    $2         47    $0.12   16.0%    $0.03 - $0.75
migs    Mcglen Internet Group Inc   3/01  $25.0   $2.5   9.8%   ($3.8)    NM    $4        127    $0.12    6.3%    $0.10 - $1.81
vsty    Varsity Group Inc           3/01  $17.9   $4.9   27.3%  ($14.6)   NM    $6         79    $0.36   18.0%    $0.06 - $2.00
------------------------------------------------------------------------------------------------------------------------------------
        Low                               $17.9    2.5    9.2%  ($36.3)   NM    $2         33             2.9%
        Mean                              $95.0   11.7   19.5%  ($20.3)   NM    $6        115            10.9%
        Median                            $27.4   10.1   15.7%  ($16.9)   NM    $6         79             6.7%
        High                             $412.1   37.8   36.7%   ($3.8)   NM   $12        280            21.1%
------------------------------------------------------------------------------------------------------------------------------------
        Beach @ 8/10/01 Close      6/01  $606.3  $51.6    8.5%  ($63.6)   NM   $23        425    $0.17    3.6%    $0.15 - $4.69
------------------------------------------------------------------------------------------------------------------------------------

Financial data provided by Compustat Data Service.
(1) Excludes all extraordinary and one-time charges.
(2) Fully diluted shares calculated using treasury stock method.

Project Beach                         38         [US BANCORP PIPER JAFFRAY LOGO]

Comparable Public Company Analysis
$ in Million expect per share

                                           Price/Book    Revenue Multiples GP Multiple    EPS Estimates(1)   Rev. Estimates
                                 Fiscal    Equity        Company  Company  Company                    2001       2001
                                 Year      Value/         Value/  Value/   Value/LTM       EPS      Calendar   Calendar
 Company                         End       Book Value      LTM    CY 2001  Gross Profit   (LTM)        Year     Year
--------------------------------------------------------------------------------------------------------------------------------
 Comparable Group

 Ashford.com Inc                   3/01    0.22x         0.02x      NA       0.12x       ($0.71)    ($0.52)            NA
 Beyond.com Corp                  12/00    0.10x         0.19x      NA       1.68x       ($1.03)        NA             NA
 Bluefly Inc                      12/00    0.75x         0.12x      NA       0.45x       ($3.43)        NA             NA
 Egghead.com Inc                  12/00    1.11x        -0.01x      NA      -0.09x       ($1.21)    ($0.66)            NA
 iParty Corp                      12/00    0.27x         0.17x      NA       0.45x       ($1.69)        NA             NA
 Mcglen Internet Group Inc        12/00   -1.72x         0.26x      NA       2.69x       ($0.18)        NA             NA
 Varsity Group Inc                12/00    0.35x        -0.57x      NA      -2.08x       ($0.42)        NA             NA
--------------------------------------------------------------------------------------------------------------------------------
 Low                                      -1.72x        -0.57x      NA      -2.08x
 Mean                                      0.15x         0.03x      NA       0.46x
 Median                                    0.27x         0.12x      NA       0.45x
 High                                      1.11x         0.26x      NA       2.69x
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 Beach @ 8/10/01 Close            12/00    0.69x         0.02x      NA       0.18x       ($0.48)        NA             NA
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimates provides as of 8/10/01 by First Call.

Project Beach                         39         [US BANCORP PIPER JAFFRAY LOGO]

Comparable Public Company Analysis
$ in Millions except per share


                                                   Fully       Fully           Latest Quarterly Data
                         Book Value    Recent     Diluted     Diluted                                        Cash on
                        Stockholders    Price       Shares     Equity   Long-Term   Short-Term   Preferred   Balance   "Company
     Company               Equity      8/10/01 x  (000s) (1) = Value  +   Debt    +   Debt     +   Stock   -  Sheet  =  Value"
----------------------------------------------------------------------------------------------------------------------------------
 Comparable Group
 ----------------

 Ashford.com Inc            $33.4      $0.13      56,571        $7.4       $0.0        $0.0         $0.0       $6.1       $1.3
 Beyond.com Corp            $46.3      $1.40       3,223        $4.5       $9.0        $12.0        $0.0       $6.8      $18.7
 Bluefly Inc                $12.2      $1.00       9,205        $9.2       $0.0        $0.0         $0.1       $7.1       $2.2
 Egghead.com Inc            $10.8      $0.28      42,932        $12.0      $0.0        $0.0         $0.0       $15.6     ($3.6)
 iParty Corp                $5.8       $0.12      12,966        $1.6       $0.0        $3.1         $3.5       $3.6       $4.5
 Mcglen Internet Group Inc ($2.4)      $0.12      35,927        $4.1       $0.8        $1.7         $0.0       $0.1       $6.6
 Varsity Group Inc          $16.8      $0.36      16,479        $5.9       $0.0        $0.0         $0.0       $16.1    ($10.2)

----------------------------------------------------------------------------------------------------------------------------------
 Beach @ 8/10/01 close      $33.8      $0.17     137.923       $23.4       $0.0        $0.5         $0.0       $14.5      $9.4
----------------------------------------------------------------------------------------------------------------------------------

(1) Fully diluted shares calculated using treasury stock method.

Project Beach                         40         [US BANCORP PIPER JAFFRAY LOGO]

Comparable Transaction Analysis

Comparable Transaction Analysis

Overview

 . The Comparable Transaction Analysis encompasses a review of transactions involving acquired entities deemed comparable to Beach's business. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases, third party equity research reports and other sources.

Transaction Selection Process

 . This analysis reviewed a group of transactions selected based on the following:

   - Acquisition of companies with primary SIC codes of 2521 (Wood Office Furniture), 3652 (Phono Records, Audio Tape, Disk), 5731 (Radio, TV, Consumer Electronic Stores), 5734 (Computer and Computer Software Stores), 5735 (Record and Pre-recorded tape stores), 5941 (Sport Goods Stores, Bike Shops), 5942 (Book Stores), 5961 (Catalog, Mail-Order Houses), 7375 (Information Retrieval Services) and 7389 (Business Services)

   -  Transaction size less than $100 million

   -  Targets with negative trailing twelve months EBITDA

   -  Public targets in which 100% of the company was acquired

   -  Deals announced between 1/1/00 and 8/10/01

   -  Deals with publicly available information on terms

   -  Excludes repurchases, minority interests, and hostile transactions

   -  Targets that U.S. Bancorp Piper Jaffray deemed similar to Beach

   - This search process yielded 14 transactions that satisfied the selection criteria

Project Beach                       42           [US BANCORP PIPER JAFFRAY LOGO]

Comparable Transaction Analysis
Summary

Comparable Transaction Analysis                                   Comparable Transactions [14]
--------------------------------------------------------------------------------------------------
                                              Beach @ $0.17      Low     Mean    Median     High
--------------------------------------------------------------------------------------------------
Company Value / LTM Revenue (1)                   0.02x         -0.10x   0.67x    0.31x     5.03x
Company Value / LTM Gross Profit (1)              0.19x         -0.43x   2.19x    1.13x    14.52x
Equity Value / Book Value (1)                     0.70x         -2.25x   3.85x    0.60x    22.39x

(1) Values for Beach as of June 30, 2001; per Beach Management.

Project Beach                         43         [US BANCORP PIPER JAFFRAY LOGO]

Comparable Transaction Analysis


  Date                Date
Announced           Effective         Target Name         Target Business Description            Acquiror Name
--------------------------------------------------------------------------------------------------------------------------------
    06/28/2001      Pending     Launch Media Inc         Pvd on-line Internet music svc  Yahoo! Inc
    05/30/2001      Pending     Cyberian Outpost         Pvd ecommerce retail svcs       PC Connection Inc
    05/24/2001      Pending     RoweCom Inc              Pvd subscript magazines svcs    Divine Inc
    05/14/2001      07/18/2001  SkyMall Inc              Pvd in-flight concierge svcs    Gemstar-TV Guide Internation
    04/11/2001      Pending     Autoweb.com Inc          Pvd ecommerce information svcs  Autobytel.com Inc
    04/05/2001      06/16/2001  eMusic.com Inc           Retail music on Internet        Universal Music (Vivendi)
    02/05/2001      06/18/2001  Women.com Networks       Pvd women's Internet svcs       iVillage Inc
    02/05/2001      03/19/2001  Egreetings Network Inc   Pvd Internet card svcs          AmericanGreetings.com Inc
    01/10/2001      04/03/2001  Mediconsult.com Inc      Pvd on-line medical info svcs   CyBear Inc(Andryx Corp)
    01/04/2001      02/20/2001  TravelNow.com Inc        Pvd Internet-based travel svcs  Hotel Reservations Network In
    10/24/2000      12/28/2000  Fogdog Sports Inc        Pvd online retail svcs          Global Sports Inc
    10/16/2000      01/29/2001  Real Goods Trading Corp  Retail healthy living products  Gaiam Inc
    09/13/2000      11/17/2000  Fatbrain.com Inc         Pvd online book retail svcs     barnesandnoble.com Inc
    07/20/2000      09/01/2000  CDNow Inc                Pvd online music retail svcs    Bertelsmann AG

                    Transaction  Enterprise   Price    Enterprise  Enterprise
      Date            Value         Value      Per     Value/LTM    Value/LTM                 1-Day    1-Week  1-Month
    Announced        ($mil)        ($mil)     Share     Revenue    Gross Profit   Price/Book  Premium  Premium  Premium
--------------------------------------------------------------------------------------------------------------------------------
    06/28/2001        $12.4       $ 12.9     $0.92      0.46x        0.62x         0.35x       58.6%   109.1%   15.0% (1)
    05/30/2001        $21.2       $  3.9     $0.67      0.01x        0.07x         0.51x      -16.5%   -28.9%    6.1% (2)(3)
    05/24/2001        $19.0       $ 66.7     $1.52      0.16x        1.85x        -2.25x       55.4%    62.0%   85.7% (4)
    05/14/2001        $47.5       $ 50.7     $3.00      0.63x        1.49x        10.75x       17.2%    15.4%   81.8% (5)
    04/11/2001        $15.6       $  2.6     $0.53      0.06x        0.07x         0.44x       82.6%   111.8%   69.4% (6)
    04/05/2001        $25.2       $ 14.4     $0.57      0.83x        1.36x         0.87x      160.6%   102.7%   65.8% (7)
    02/05/2001        $25.7        ($4.4)    $0.54     -0.10x       -0.11x         0.54x      -20.8%    -3.3%   16.1% (8)
    02/05/2001        $30.6        ($0.6)    $0.85     -0.06x       -0.14x         0.40x       70.0%   147.3%   94.3% (9)
    01/10/2001        $ 1.9       $  3.4     $0.04      0.17x         NA           0.01x      -77.1%   -71.4%  -42.8% (10)
    01/04/2001        $46.1       $ 44.6     $4.16      5.03x       14.52x        22.39x       14.8%    21.0%  101.7% (11)
    10/24/2000        $41.2        ($1.0)    $1.05     -0.05x       -0.43x         0.67x       39.5%    52.2%   19.6% (12)
    10/16/2000        $ 8.2       $  8.0     $1.70      0.46x        1.13x         1.04x      -24.4%    11.0%  -22.3% (13)
    09/13/2000        $56.8       $ 53.4     $4.25      1.04x        4.72x         1.96x       11.5%    17.2%    7.9% (14)
    07/20/2000        $99.0       $116.9     $3.00      0.69x        3.34x        16.18x        4.3%    20.0%    6.7% (15)

                                           Low         -0.10x       -0.43x        -2.25x      -77.1%   -71.4%  -42.8%
                                           Mean         0.67x        2.19x         3.85x       26.8%    40.4%   36.1%
                                           Median       0.31x        1.13x         0.60x       16.0%    20.5%   17.8%
                                           High         5.03x       14.52x        22.39x      160.6%   147.3%  101.7%

*    Data per SDC Platinum, press releases, 8-Ks and S-4s.

(1)  Assumes a $0.92 per share acquisition price for Launch Media Inc.
(2) Assumes a 0.0417x exchange ratio based on PC Connection's closing price prior to announcement of $16.03 per share on 5/29/01 and the midpoint (.0450x) of the revenue-performance based exchange ratio: ($14.85 x 0.0450)/$16.03 = 0.0417x.
(3) Enterprise value calculated using balance sheet for period ended February 28, 2001, and includes capital leases and minority interest; excludes $3 million working capital line of credit and $5 million inventory line of credit, both of which were provided by PC Connection after the transaction was announced.
(4) Assumes a 0.7500x exchange ratio at Divine Inc's closing price of $2.03 per share.
(5) Assumes a $3.00 per share acquisition price; $1.50 in cash and .03759 shares of Gemstar-TV Guide common stock for each share of SkyMall.
(6) Assumes a 0.3553x exchange ratio at Autobytel.com Inc's closing price of $1.49 per share.
(7)  Assumes a $0.57 per share acquisition price for eMusic.com Inc.
(8) Assumes a 0.3220x exchange ratio at iVillage Inc's closing price of $1.69 per share.
(9)  Assumes a $0.85 per share acquisition price for Egreetings Network Inc.
(10) Assumes a 0.1430x exchange ratio at CyBear Inc(Andryx Corp)'s closing price of $0.25 per share (split-adjusted).
(11) Assumes a $4.16 per share acquisition price for TravelNow.com Inc.
(12) Assumes a 0.1350x exchange ratio at Global Sports Inc's closing price of $7.75 per share.
(13) Assumes a 0.1000x exchange ratio at Gaiam Inc's closing price of $17.00 per share.
(14) Assumes a $4.25 per share acquisition price for Fatbrain.com Inc.
(15) Assumes a $3.00 per share acquisition price for CDNow Inc.

Project Beach                       44           [US BANCORP PIPER JAFFRAY LOGO]

                               Premium Analysis

Premium Analysis

Overview

 . The Premium Analysis involves a review of mergers and acquisitions involving the sale of public companies. The analysis examines the premiums represented by the transaction values as compared to the market prices of the targets at certain points in time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

Transaction Selection Process

 . This analysis reviewed a group of transactions selected based on the following:

   - Acquisition of companies with primary SIC codes of 2521 (Wood Office Furniture), 3652 (Phono Records, Audio Tape, Disk), 5731 (Radio, TV, Consumer Electronic Stores), 5734 (Computer and Computer Software Stores), 5735 (Record and Pre-recorded tape stores), 5941 (Sport Goods Stores, Bike Shops), 5942 (Book Stores), 5961 (Catalog, Mail-Order Houses), 7375 (Information Retrieval Services) and 7389 (Business Services)

   -  Transaction size less than $100 million

   -  Targets with negative trailing twelve months EBITDA

   -  Public targets in which 100% of the company was acquired

   -  Deals announced between 1/1/00 and 8/10/01

   -  Deals with publicly available information on terms

   -  Excludes repurchases, minority interests, and hostile transactions

   -  Targets that U.S. Bancorp Piper Jaffray deemed similar to Beach

   - This search process yielded 14 transactions that satisfied the selection criteria

Project Beach                        46          [US BANCORP PIPER JAFFRAY LOGO]

Premium Analysis
Summary

Premium Analysis                                                   Comparable Transactions [14]
--------------------------------------------------------------------------------------------------
                                              Beach @ $0.17      Low     Mean    Median     High
--------------------------------------------------------------------------------------------------
1-Day Premium                                      0.0%         -77.1%   26.8%    16.0%    160.6%
1-Week Premium                                     6.3%         -71.4%   40.4%    20.5%    147.3%
1-Month Premium                                  -41.4%         -42.8%   36.1%    17.8%    101.7%

Project Beach                  47                [US BANCORP PIPER JAFFRAY LOGO]

Premium Analysis



  Date                Date
Announced           Effective         Target Name         Target Business Description            Acquiror Name
--------------------------------------------------------------------------------------------------------------------------------
    06/28/2001      Pending     Launch Media Inc         Pvd on-line Internet music svc  Yahoo! Inc
    05/30/2001      Pending     Cyberian Outpost         Pvd ecommerce retail svcs       PC Connection Inc
    05/24/2001      Pending     RoweCom Inc              Pvd subscript magazines svcs    Divine Inc
    05/14/2001      07/18/2001  SkyMall Inc              Pvd in-flight concierge svcs    Gemstar-TV Guide Internation
    04/11/2001      Pending     Autoweb.com Inc          Pvd ecommerce information svcs  Autobytel.com Inc
    04/05/2001      06/16/2001  eMusic.com Inc           Retail music on Internet        Universal Music (Vivendi)
    02/05/2001      06/18/2001  Women.com Networks       Pvd women's Internet svcs       iVillage Inc
    02/05/2001      03/19/2001  Egreetings Network Inc   Pvd Internet card svcs          AmericanGreetings.com Inc
    01/10/2001      04/03/2001  Mediconsult.com Inc      Pvd on-line medical info svcs   CyBear Inc(Andryx Corp)
    01/04/2001      02/20/2001  TravelNow.com Inc        Pvd Internet-based travel svcs  Hotel Reservations Network In
    10/24/2000      12/28/2000  Fogdog Sports Inc        Pvd online retail svcs          Global Sports Inc
    10/16/2000      01/29/2001  Real Goods Trading Corp  Retail healthy living products  Gaiam Inc
    09/13/2000      11/17/2000  Fatbrain.com Inc         Pvd online book retail svcs     barnesandnoble.com Inc
    07/20/2000      09/01/2000  CDNow Inc                Pvd online music retail svcs    Bertelsmann AG

                    Transaction  Enterprise  Price    Enterprise   Enterprise
      Date            Value        Value      Per      Value/LTM    Value/LTM                 1-Day    1-Week  1-Month
    Announced        ($mil)        ($mil)    Share     Revenue    Gross Profit   Price/Book  Premium  Premium  Premium
--------------------------------------------------------------------------------------------------------------------------------
    06/28/2001       $12.4        $ 12.9    $0.92       0.46x        0.62x         0.35x       58.6%   109.1%   15.0% (1)
    05/30/2001       $21.2        $  3.9    $0.67       0.01x        0.07x         0.51x      -16.5%   -28.9%    6.1% (2)(3)
    05/24/2001       $19.0        $ 66.7    $1.52       0.16x        1.85x        -2.25x       55.4%    62.0%   85.7% (4)
    05/14/2001       $47.5        $ 50.7    $3.00       0.63x        1.49x        10.75x       17.2%    15.4%   81.8% (5)
    04/11/2001       $15.6        $  2.6    $0.53       0.06x        0.07x         0.44x       82.6%   111.8%   69.4% (6)
    04/05/2001       $25.2        $ 14.4    $0.57       0.83x        1.36x         0.87x      160.6%   102.7%   65.8% (7)
    02/05/2001       $25.7         ($4.4)   $0.54      -0.10x       -0.11x         0.54x      -20.8%    -3.3%   16.1% (8)
    02/05/2001       $30.6         ($0.6)   $0.85      -0.06x       -0.14x         0.40x       70.0%   147.3%   94.3% (9)
    01/10/2001       $ 1.9        $  3.4    $0.04       0.17x         NA           0.01x      -77.1%   -71.4%  -42.8% (10)
    01/04/2001       $46.1        $ 44.6    $4.16       5.03x       14.52x        22.39x       14.8%    21.0%  101.7% (11)
    10/24/2000       $41.2         ($1.0)   $1.05      -0.05x       -0.43x         0.67x       39.5%    52.2%   19.6% (12)
    10/16/2000       $ 8.2        $  8.0    $1.70       0.46x        1.13x         1.04x      -24.4%    11.0%  -22.3% (13)
    09/13/2000       $56.8        $ 53.4    $4.25       1.04x        4.72x         1.96x       11.5%    17.2%    7.9% (14)
    07/20/2000       $99.0        $116.9    $3.00       0.69x        3.34x        16.18x        4.3%    20.0%    6.7% (15)

                                         -------------------------------------------------------------------------------
                                           Low         -0.10x       -0.43x        -2.25x      -77.1%   -71.4%  -42.8%
                                           Mean         0.67x        2.19x         3.85x       26.8%    40.4%   36.1%
                                           Medium       0.31x        1.13x         0.60x       16.0%    20.5%   17.8%
                                           High         5.03x       14.52x        22.39x      160.6%   147.3%  101.7%
                                         -------------------------------------------------------------------------------

*    Data per SDC Platinum, press releases, 8-Ks and S-4s.

(1)  Assumes a $0.92 per share acquisition price for Launch Media Inc.
(2) Assumes a 0.0417x exchange ratio based on PC Connection's closing price prior to announcement of $16.03 per share on 5/29/01 and the midpoint (.0450x) of the revenue-performance based exchange ratio: ($14.85 x 0.0450)/$16.03 = 0.0417x.
(3) Enterprise value calculated using balance sheet for period ended February 28, 2001, and includes capital leases and minority interest; excludes $3 million working capital line of credit and $5 million inventory line of credit, both of which were provided by PC Connection after the transaction was announced.
(4) Assumes a 0.7500x exchange ratio at Divine Inc's closing price of $2.03 per share.
(5) Assumes a $3.00 per share acquisition price; $1.50 in cash and .03759 shares of Gemstar-TV Guide common stock for each share of SkyMall.
(6) Assumes a 0.3553x exchange ratio at Autobytel.com Inc's closing price of $1.49 per share.
(7)  Assumes a $0.57 per share acquisition price for eMusic.com Inc.
(8) Assumes a 0.3220x exchange ratio at iVillage Inc's closing price of $1.69 per share.
(9)  Assumes a $0.85 per share acquisition price for Egreetings Network Inc.
(10) Assumes a 0.1430x exchange ratio at CyBear Inc(Andryx Corp)'s closing price of $0.25 per share (split-adjusted).
(11) Assumes a $4.16 per share acquisition price for TravelNow.com Inc.
(12) Assumes a 0.1350x exchange ratio at Global Sports Inc's closing price of $7.75 per share.
(13) Assumes a 0.1000x exchange ratio at Gaiam Inc's closing price of $17.00 per share.
(14) Assumes a $4.25 per share acquisition price for Fatbrain.com Inc.
(15) Assumes a $3.00 per share acquisition price for CDNow Inc.

Project Beach                          48       [US BANCORP PIPER JAFFRAY LOGO]

                             Appendix A:

                 Historical & Projected Financial Information

Historical and Projected Financial Information*
Income Statement

                                                     Actual           Actual          Forecast         Forecast         Forecast
                                                      1Q01             2Q01             3Q01             4Q01             FY01
                                                 --------------  ---------------  ---------------  --------------   ---------------
  NET REVENUE                                   $  124,600,561   $   94,863,601   $   95,043,980   $  109,819,500   $  424,327,642
    Qtrly Growth                                                          -23.9%             0.2%            15.5%

  Gross Profit                                      14,401,185       11,142,610       10,561,547       12,853,800       48,959,142
 GM %                                                     11.6%            11.7%            11.1%            11.7%            11.5%

 Operating Expenses
    Sales and Marketing                             13,190,188        8,599,370        9,748,047       10,452,235       41,989,840
    Product Development                              4,264,880        1,690,536        1,739,463        1,714,046        9,408,925
    G&A                                              6,632,855        5,027,740        4,608,269        4,808,033       21,076,897
                                                ---------------  ---------------  ---------------  --------------   ---------------
        sub-total                                   24,087,923       15,317,646       16,095,779       16,974,314       72,475,662

        EBITDA                                      (9,686,738)      (4,175,036)      (5,534,232)      (4,120,514)     (23,516,520)


    Depreciation                                     1,497,600        1,349,987        1,376,625        1,376,625        5,600,837
    Amortization Goodwill & Other                    2,805,367        1,364,853        1,365,000        1,300,227        6,835,447
    Def Comp & Warrants                              1,388,287          463,538          389,000          349,000        2,589,825
    Restructuring                                   34,677,900                -                                         34,677,900
                                                ---------------  ---------------  ---------------  --------------   ---------------
    Total Non-cash & One-time Op Expenses           40,369,154        3,178,378        3,130,625        3,025,852       49,704,009

  Operating Loss                                   (50,055,892)      (7,353,414)      (8,664,857)      (7,146,366)     (73,220,529)

  Other Income
    Interest Income(expense)                           826,300          366,138          202,500          170,625        1,565,563
    Other                                                    -                -                -                -                -
                                                ---------------  ---------------  ---------------  --------------   ---------------
  Total Other Income                                   826,300          366,138          202,500          170,625        1,565,563

  Net Income/(Loss) before equity Interest         (49,229,592)      (6,987,276)      (8,462,357)      (6,975,741)     (71,654,966)

                                                ---------------  ---------------  ---------------  --------------   ---------------
    Minority Interest                                4,058,100        1,240,837                -                -        5,298,937

                                                ---------------  ---------------  ---------------  --------------   ---------------
  Net Income/(Loss)                             $  (45,171,492)  $   (5,746,439)  $   (8,462,357)  $   (6,975,741)  $  (66,356,029)

                                                ===============  ===============  ===============  ==============   ===============

  Pro forma - (EBITDA + Depr. + Other Inc)      $  (10,358,038)  $   (5,158,885)  $   (6,708,357)  $   (5,326,514)  $  (27,551,794)


  EPS
     Pro Forma                                  $        (0.08)  $        (0.04)  $        (0.05)  $        (0.04)  $        (0.20)
     Basic & diluted                            $        (0.33)  $        (0.04)  $        (0.06)  $        (0.05)  $        (0.49)
       Shares outstanding                          135,239,182      136,579,611      136,779,611      136,979,611      136,394,504

___________________________________________
  * Per Beach Management
Project Beach                         50         [US BANCORP PIPER JAFFRAY LOGO]

Historical and Projected Financial Information*
Balance Sheet

                                                      Dec-99      Mar-00      Jun-00      Sep-00      Dec-00      Mar-01     Jun-01
                                                  ----------------------------------------------------------------------------------
 Unrestricted Cash & Marketable Securities         $   24,693  $  144,479  $  118,370  $   86,443  $   43,302  $  13,717  $  12,376
 Restricted Cash                                            -           -      22,123      23,623      24,123     19,998      2,098
 Accounts Receivable                                   17,882      24,258      24,121      24,763      19,424     12,923     10,134
 Prepaids & Other Current Assets                       31,605      36,938      18,672      10,065       7,141      8,306      8,577
                                                   ----------  ----------  ----------  ----------  ----------  ---------  ---------
  Total Currents Assets                                74,180     205,675     183,286     144,894      93,990     54,944     33,185

 Property & Equipment, net                             16,607      18,543      16,907      17,497      18,500     14,573     12,833
 Intangibles, net                                      28,156      25,516      22,660      27,300      23,622      8,046      6,681
 Other Assets                                             663         661         427         392         392        142        111
                                                   ----------  ----------  ----------  ----------  ----------  ---------  ---------

 Total Assets                                      $  119,606  $  250,395  $  223,280  $  190,083  $  136,504  $  77,705  $  52,810
                                                   ==========  ==========  ==========  ==========  ==========  =========  =========


 Accounts Payable                                  $   71,057  $   54,678  $   59,565  $   54,778  $   38,682  $  15,460  $  11,814
 Other Liabilities & Accrued Expenses                   4,771       6,214       3,644       3,123       3,460      2,447      3,251
 Accrued Restructuring Costs                                -           -           -           -           -     15,650      1,316
 Deferred Revenue                                       1,222       2,643       2,470       3,141       3,400      2,278      2,129
 Note Payable & Capital Lease Liabilities              19,436       1,979       1,924         616         574        496        451
                                                   ----------  ----------  ----------  ----------  ----------  ---------  ---------
  Total Current Liabilities                            96,486      65,514      67,603      61,658      46,116     36,331     18,961

 Obligation to Minority Interest                           72           -       4,162       6,768       7,156      2,072          -

 Stockholders' Equity                                  23,048     184,881     151,515     121,657      83,232     39,302     33,849
                                                   ----------  ----------  ----------  ----------  ----------  ---------  ---------

 Total Liabilities & Stockholders' Equity          $  119,606  $  250,395  $  223,280  $  190,083  $  136,504  $  77,705  $  52,810
                                                   ==========  ==========  ==========  ==========  ==========  =========  =========

_____________________________________
* Per Beach Management

Project Beach                         51         [US BANCORP PIPER JAFFRAY LOGO]

Historical and Projected Financial Information*
Quarterly Cash Flows

                                                                                           2000 ACTUALS
                                                            -----------------------------------------------------------------------
                                                                Actual         Actual        Actual         Actual         Actual
                                                             31-Mar-00      30-Jun-00     30-Sep-00      31-Dec-00      31-Dec-00
                                                            -----------------------------------------------------------------------
Cash & Marketable Securities                                  $144,479       $140,493      $110,066       $ 67,425       $ 67,425
                                                              --------       --------      --------       --------       --------
Detail of Cash & Marketable Securities:
---------------------------------------
Unrestricted Cash & Marketable Securities                      144,479       $118,370      $ 86,443       $ 43,302       $ 43,302
Restricted Cash & Marketable Securities                       $    -         $ 22,123      $ 23,623       $ 24,123       $ 24,123

Detail of Letters of Credit & Cash Deposit:
-------------------------------------------
PGA                                                           $    -         $ 17,000      $ 17,000       $ 17,000       $ 17,000
Parker                                                        $    -         $  2,623      $  2,623       $  2,623       $  2,623
Tech Data                                                     $    -         $  1,000      $  1,000       $  1,000       $  1,000
ESI                                                           $    -         $  1,000      $  2,000       $  2,000       $  2,000
Sony                                                          $    -         $    500      $  1,000       $  1,500       $  1,500
Chase                                                         $    -         $    -        $    -         $    -         $    -
                                                              --------       --------      --------       --------       --------
Total of Letters of Credit & Cash Deposit                     $    -         $ 22,123      $ 23,623       $ 24,123       $ 24,123
                                                              --------       --------      --------       --------       --------
                                                          -------------------------------------------------------------------------
                                                          Three Months   Three Months  Three Months   Three Months  Twelve Months
Cash Flow:                                                 31-Mar-2000    30-Jun-2000   30-Sep-2000    31-Dec-2000    31-Dec-2000
----------                                                -------------------------------------------------------------------------
EBITDA                                                        $(26,292)      $(23,393)     $(22,255)      $(27,249)      $(99,189)
Severance & Restructure Changes
Interest & Other Income                                          1,435          2,349         2,048          1,584          7,416
PGA Letter of Credit                                               -              -             -              -              -
Accounts Receivable                                             (6,107)        (1,691)         (403)         5,339         (2,862)
Prepaids & Other Assets                                         (5,668)        18,324         1,590            364         14,610
Accounts Payable                                               (16,553)         4,887        (6,428)       (16,096)       (34,190)
Accrued Liabilities                                              1,443            704          (521)           337          1,963
Deferred Revenue                                                 1,421           (173)          671            259          2,178
Purchase of Equipment                                           (3,632)        (1,790)       (1,724)        (2,449)        (9,595)
Sale of Equipment                                                  456          1,397            40            -            1,893
Cash received from Acquisition                                     -              -             221            -              221
Investment in Equity Method Investees                           (2,421)        (4,472)       (3,865)        (4,210)       (14,968)
Repayments on Capital Leases, Loans, Mortgages                 (17,457)           (55)          (58)           (42)       (17,612)
Purchase of Treasury Stock                                         -               (5)          -             (512)          (517)
Proceeds from IPO                                              192,305            (79)         (131)           -          192,095
Proceeds from Exercise of Stock Options                            856             11           388             34          1,289
                                                              --------       --------      --------       --------       --------

Increase (Decrease) in Cash & Marketable Securities           $119,786       $ (3,986)     $(30,427)      $(42,641)      $ 42,732
                                                              ========       ========      ========       ========       ========

Working Capital:                                             31-Mar-00      30-Jun-00     30-Sep-00      31-Dec-00      31-Dec-00
----------------                                          -------------------------------------------------------------------------
Cash & Marketable Securities                                  $144,479       $140,493      $110,066       $ 67,425       $ 67,425
Accounts Receivable                                             24,258         24,121        24,763         19,424         19,424
Prepaids & Other Current Assets                                 36,938         18,672        10,065          7,141          7,141
                                                              --------       --------      --------       --------       --------
Working Capital Assets                                         205,675        183,286       144,894         93,990         93,990
                                                              --------       --------      --------       --------       --------

Line of Credit                                                     -              -             -              -              -
Note Payable                                                       -              -             -              -              -
Accounts Payable                                                54,678         59,565        54,778         38,682         38,682
Accrued Liabilities                                              6,214          3,644         3,123          3,460          3,460
Restructuring Accrual
Deferred Revenue                                                 2,643          2,470         3,141          3,400          3,400
Current & Long-term Debt                                         1,979          1,924           616            574            574
                                                              --------       --------      --------       --------       --------
Working Capital Liabilities                                     65,514         67,603        61,658         46,116         46,116
                                                              --------       --------      --------       --------       --------

Working Capital                                               $140,161       $115,683      $ 83,236         47,874       $ 47,874
                                                              ========       ========      ========       ========       ========

Working Capital without PGA Restricted Cash                   $123,161       $ 98,683      $ 66,236       $ 30,874       $ 30,874
                                                              ========       ========      ========       ========       ========



                                                                                      2001 CURRENT FORECAST
                                                          -------------------------------------------------------------------------
                                                                Actual         Actual      Forecast       Forecast       Forecast
                                                             31-Mar-01      30-Jun-01     30-Sep-01      31-Dec-01      31-Dec-01
                                                          -------------------------------------------------------------------------

Cash & Marketable Securities                                  $ 33,715      $  14,474     $  (1,409)      $ (9,905)      $ (9,905)
                                                              --------      ---------     ---------       --------       --------

Detail of Cash & Marketable Securities:
---------------------------------------
Unrestricted Cash & Marketable Securities                     $ 13,717      $  12,376     $  (3,507)      $(12,003)      $(12,003)
Restricted Cash & Marketable Securities                       $ 19,998      $   2,098     $   2,098       $  2,098       $  2,098

Detail of Letters of Credit & Cash Deposit:
-------------------------------------------
PGA                                                           $ 14,875      $     -       $     -         $    -         $    -
Parker                                                        $  2,623      $   2,098     $   2,098       $  2,098       $  2,098
Tech Data                                                     $    -        $     -       $     -         $    -         $    -
ESI                                                           $  1,000      $     -       $     -         $    -         $    -
Sony                                                          $  1,500      $     -       $     -         $    -         $    -
Chase                                                         $    -        $     -       $     -         $    -         $    -
                                                              --------      ---------     ---------       --------       --------

Total of Letters of Credit & Cash Deposit                     $ 19,998      $   2,098     $   2,098       $  2,098       $  2,098
                                                              --------      ---------     ---------       --------       --------


                                                          -------------------------------------------------------------------------
                                                          Three Months   Three Months  Three Months   Three Months  Twelve Months
Cash Flow:                                                 31-Mar-2001    30-Jun-2001   30-Sep-2001    31-Dec-2001    31-Dec-2001
----------                                                -------------------------------------------------------------------------
EBITDA                                                        $ (9,686)     $  (4,175)    $  (5,534)      $ (4,120)      $(23,515)
Severance & Restructure Changes                                 (3,066)           (79)         (175)          (175)        (3,495)
Interest & Other Income                                            839            366           202            171          1,578
PGA Letter of Credit                                              (770)       (14,255)          -              -          (15,025)
Accounts Receivable                                              5,687          2,789           134            -            8,610
Prepaids & Other Assets                                         (1,085)          (411)       (2,621)        (4,752)        (8,869)
Accounts Payable                                               (22,502)        (3,646)       (7,314)           -          (33,462)
Accrued Liabilities                                             (1,243)           754          (401)           225           (665)
Deferred Revenue                                                (1,122)          (149)         (129)           200         (1,200)
Purchase of Equipment                                             (412)           390           -              -              (22)
Sale of Equipment                                                  -              -             -              -              -
Cash received from Acquisition                                     (46)           -             -              -              (46)
Investment in Equity Method Investees                             (250)          (781)          -              -           (1,031)
Repayments on Capital Leases, Loans, Mortgages                     (78)           (45)          (45)           (45)          (213)
Purchase of Treasury Stock                                         -              -             -              -              -
Proceeds from IPO                                                  -              -             -              -              -
Proceeds from Exercise of Stock Options                             24              1           -              -               25
                                                              --------      ---------     ---------       --------       --------
Increase (Decrease) in Cash & Marketable Securities           $(33,710)     $ (19,241)    $ (15,883)      $ (8,496)      $(77,330)
                                                              ========      =========     =========       ========       ========


                                                          -------------------------------------------------------------------------
                                                                Actual         Actual      Forecast       Forecast       Forecast
Working Capital:                                             31-Mar-01      30-Jun-01     30-Sep-01      31-Dec-01      31-Dec-01
----------------                                          -------------------------------------------------------------------------
Cash & Marketable Securities                                  $ 33,175      $  14,474     $  (1,409)      $ (9,905)      $ (9,905)
Accounts Receivable                                             12,923         10,134        10,000         10,000         10,000
Prepaids & Other Current Assets                                  8,306          8,577        11,198         15,950         15,950
                                                              --------      ---------     ---------       --------       --------
Working Capital Assets                                          54,944         33,185        19,789         16,045         16,045
                                                              --------      ---------     ---------       --------       --------

Line of Credit                                                     -              -             -              -              -
Note Payable                                                       -              -             -              -              -
Accounts Payable                                                15,460         11,814         4,500          4,500          4,500
Accrued Liabilities                                              2,447          3,251         2,850          3,075          3,075
Restructuring Accrual                                           15,650          1,316         1,141            966            966
Deferred Revenue                                                 2,278          2,129         2,000          2,200          2,200
Current & Long-term Debt                                           496            451           406            361            361
                                                              --------      ---------     ---------       --------       --------
Working Capital Liabilities                                     36,331         18,961        10,897         11,102         11,102
                                                              --------      ---------     ---------       --------       --------

Working Capital                                               $ 18,613      $  14,224     $   8,892       $  4,943       $  4,943
                                                              ========      =========     =========       ========       ========

Working Capital without PGA Restricted Cash                   $ 18,613      $  14,224     $   8,892       $  4,943       $  4,943
                                                              ========      =========     =========       ========       ========

___________________________________
* Per Beach Management


Project Beach                        52          [US BANCORP PIPER JAFFRAY LOGO]